UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 12, 2008
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)
(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EX-99(A)
EX-99(B)
EX-99(C)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
As previously reported, on November 7, 2008, Delphi Corporation (“Delphi” or the “Company”) filed a motion with the United States (“U.S.”) Bankruptcy Court for the Southern District of New York (the “Court”) seeking authority to enter into an accommodation agreement (the “Accommodation Agreement”) allowing Delphi to retain the proceeds of its existing debtor-in-possession (“DIP”) financing agreement (the “Amended and Restated DIP Credit Facility”) consisting of a $1.1 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $500 million first priority term loan (the “Tranche B Term Loan”) and a $2.75 billion second priority term loan (the “Tranche C Term Loan”), which otherwise matures on December 31, 2008. On December 3, 2008, the Court entered an order approving Delphi’s motion and authorizing Delphi to enter into the Accommodation Agreement following the expiration of the applicable appeal period, assuming resolution of any objections filed in the interim. On December 12, 2008 Delphi satisfied the closing conditions set forth in the Accommodation Agreement and the Accommodation Agreement became effective. Under the Accommodation Agreement, the administrative agent under the Amended and Restated DIP Credit Facility and the requisite majority of holders of the Tranche A and Tranche B commitments and exposure under the Amended and Restated DIP Credit Facility by amount (the “Required Lenders”) have agreed to, among other things, allow Delphi to continue using the proceeds of the Amended and Restated DIP Credit Facility and to forbear from the exercise of certain default-related remedies, in each case until the earlier to occur of (i) June 30, 2009, but subject to the satisfaction of certain conditions below, (ii) Delphi’s failure to comply with its covenants under the Accommodation Agreement or the occurrence of certain other events set forth in the Accommodation Agreement and (iii) an event of default under the Amended and Restated DIP Credit Facility (other than the failure to repay the loans under the facility on the maturity date or comply with certain other repayment provisions). However, as referenced above, the outside date of June 30, 2009 for the accommodation period will be shortened to May 5, 2009 if one of the following conditions is not satisfied: Delphi either (a) has received binding commitments, subject to customary conditions, on or prior to February 27, 2009, for debt and equity financing sufficient for it to emerge from chapter 11 pursuant to the modified plan of reorganization which was filed with the Court on October 3, 2008, or any other plan of reorganization that provides the administrative agent and the lenders under the Amended and Restated DIP Credit Facility with the same treatment as that set forth in the modified plan of reorganization or (b) has (i) filed, on or prior to February 27, 2009, modifications to the modified plan of reorganization or any other plan of reorganization to which the administrative agent does not submit a notice, within ten business days of such filing, informing Delphi that either (A) the Required Lenders or (B) lenders party to the Accommodation Agreement holding Tranche A, Tranche B and Tranche C commitments and exposure representing in excess of 50% of the Tranche A, Tranche B and Tranche C commitments and exposure held by all lenders party to the Accommodation Agreement (the “Required Total Participant Lenders”), affirmatively oppose such modifications or plan of reorganization (a “Notice”), and (ii) on or prior to March 31, 2009, obtained entry of the Court’s order approving modifications to the disclosure statement with respect to the modified plan of reorganization, as may have been further modified, or a disclosure statement with respect to such other plan of reorganization as described above and the approval to re-solicit or solicit votes, as the case may be. The administrative agent would submit a Notice if either the Required Lenders or the Required Total Participant Lenders vote, within ten business days after the filing of the modifications to the modified plan of reorganization or the new plan of reorganization, to oppose such plan modifications (or any such other filed plan of reorganization) on the grounds that such plan was not acceptable to them. Notwithstanding the Accommodation Agreement, Delphi is in default of the terms of its Amended and Restated DIP Credit Facility and is required to file a notice of default upon effectiveness of the Accommodation Agreement and as a result, Delphi is no longer able to make additional draws under the facility after December 12, 2008, (the effective date of the Accommodation Agreement). However, under the Accommodation Agreement, Delphi is required to continue to comply with the provisions of the Amended and Restated DIP Credit Facility (as amended and modified by the Accommodation Agreement). Additionally, prior to the effective date of the Accommodation Agreement, Delphi was required to and did, (x) replace or cash collateralize, at 105% of the undrawn amount thereof, all outstanding letters of credit under the Amended and Restated DIP Credit Facility that had not been collateralized prior to that date ($81 million as of December 12, 2008, of letters of credit that had not been collateralized previously), and (y) limit the aggregate principal amounts outstanding under Tranche A borrowings to no more than $377 million. As of December 12, 2008, there was $370 million outstanding under Tranche A, $500 million outstanding under the Tranche B Term Loan and $2.75 billion outstanding under the Tranche C Term Loan. Further, prior to the effectiveness of the Accommodation Agreement, Delphi was permitted to and did provide cash collateral, in an aggregate amount not to exceed $200 million, that was pledged to the administrative agent for the benefit of the lenders (“Borrowing Base Cash Collateral”). Upon Delphi’s request, portions or all of the Borrowing Base Cash Collateral will be transferred back to Delphi provided that Delphi is in compliance with the borrowing base calculation in the Accommodation Agreement and no event of default has occurred.
From and after the effective date of the Accommodation Agreement, applicable interest rates on amounts drawn will increase by 200 basis points above the rates currently set forth in the Amended and Restated DIP Credit Facility as default interest rates apply. In addition, the lenders received as additional collateral, a pledge of 100% of the equity interests in Delphi’s first-tier foreign subsidiaries (subject to certain perfection restrictions), as compared to 65% of such equity interests presently pledged under the Amended and Restated DIP Credit Facility. Additionally, in connection with the Accommodation Agreement, Delphi has paid fees to the consenting lenders of 200 basis points, or approximately $37 million.
The Accommodation Agreement also contains additional covenants, amends certain of the existing covenants in the Amended and Restated DIP Credit Facility and includes additional events of default under the Amended and Restated DIP Credit Facility. Additional covenants under the Accommodation Agreement include (i) a prescribed minimum borrower liquidity level, (ii) a requirement to repay obligations under the Amended and Restated DIP Credit Facility pursuant to an Accommodation Agreement borrowing base covenant, (iii) a requirement to repay obligations under the Amended and Restated DIP Credit Facility to the extent any specified litigation proceeds are received in cash, (iv) a prohibition on the repatriation of cash from foreign subsidiaries as cash dividends, cash otherwise distributed in redemption of or in exchange for equity interests in foreign subsidiaries or through the repayment of notes and (v) a requirement to repay $60 million in obligations under the Amended and Restated DIP Credit Facility in accordance with the schedule set forth in the Accommodation Agreement.
Changes to covenants under the Amended and Restated DIP Credit Facility include (i) a reduction in the cap on permitted debt and liens on assets of foreign subsidiaries, (ii) a reduction in the cap on net cash proceeds from asset sales before such proceeds must be utilized to repay the obligations under the Amended and Restated DIP Credit Facility, (iii) modifications to certain debt and lien baskets, including permitting cash collateralization of letters of credit and an increase in secured hedging obligations and (iv) enhanced monthly financial reporting.
New events of default under the Amended and Restated DIP Credit Facility include (i) any amendment, waiver, supplement or modification to the Amended Global Settlement Agreement (“GSA”) or the Amended Master Restructuring Agreement (“MRA”) requiring Court approval that, taken as a whole, materially impairs the rights of Delphi or its affiliated debtors as borrowers or guarantors, materially reduces the amount, or decelerates the timing of, any material payments under either such agreement, if the Required Lenders object, (ii) any repudiation in writing or termination of the Amended GSA or the Amended MRA by any party thereto, or a failure to perform any obligation thereunder, which failure materially impairs the rights of Delphi thereunder, (iii) certain amendments, waivers, modifications, or supplementations of any term of the GM Advance Agreement or the Partial Temporary Accelerated Payments Agreement, (iv) any event or condition that results in General Motors Coporation (“GM”) not funding amounts requested under the GM Advance Agreement and (v) the enforcement or failure to stay enforcement of a judgment or order against any borrower or guarantor with respect to any amounts advanced under the Amended and Restated DIP Credit Facility.
The foregoing description is qualified by the actual terms of the Accommodation Agreement, which is attached to this document as
Exhibit 99(a).
In support of Delphi’s efforts to obtain the Accommodation Agreement, GM agreed to extend the term of the agreement whereby GM agreed to advance Delphi up to $300 million (the “GM Advance Agreement”), as determined in accordance with the GM Advance Agreement, pursuant to the terms set forth in an amendment thereto filed with the Court on November 7, 2008 (as supplemented) (the “GM Advance Agreement Amendment”), through the earlier of (i) June 30, 2009, (ii) such date as Delphi files any motion seeking to amend the plan of reorganization in a manner that is not reasonably satisfactory to GM, (iii) the termination of the Accommodation Agreement or the accommodation period therein, or (iv) such date as a plan of reorganization becomes effective. The Court approved Delphi’s motion to amend and extend the GM Advance Agreement concurrently with the approval of Delphi’s motion seeking authority to enter into the Accommodation Agreement. Additionally, GM has agreed, subject to certain conditions, to accelerate payment of certain payables to Delphi, pursuant to the Partial Temporary Accelerated Payments Agreement, which could result in an additional $100 million of liquidity to Delphi in each of March, April, and May of 2009. The Partial Temporary Accelerated Payments Agreement provides that GM will generally recoup these accelerated payments over its three subsequent monthly payments on or after the date that GM’s obligation to advance funds under the GM Advance Agreement terminates or advances made become due and payable in accordance with the GM Advance Agreement. Both the amendment to the GM Advance Agreement and the Partial Temporary Accelerated Payments Agreement were effective concurrent with the Accommodation Agreement, on December 12, 2008.
The foregoing description is qualified by the actual terms of the amended GM Advance Agreement and the Partial Temporary Accelerated Payments Agreement, which are attached to this document as Exhibit 99(b) and Exhibit 99(c), respectively.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
On December 12, 2008, as described above, Delphi and the lenders under Delphi’s Amended and Restated DIP Credit Facility entered into an Accommodation Agreement allowing Delphi to continue to use the proceeds of the Amended and Restated DIP Credit Facility beyond the maturity date of December 31, 2008. As a condition to the lenders’ agreements set forth in the Accommodation Agreement, Delphi is required to give notice of a default under the Amended and Restated DIP Credit Facility, is no longer able to make additional draws under the facility, and applicable interest rates on amounts drawn have increased by 200 basis points above the rates currently set forth in the Amended and Restated DIP Credit Facility as default interest rates apply. For more details on the amounts outstanding under the Amended and Restated DIP Credit Facility and the terms and conditions of the Accommodation Agreement, see Item 1.01 of this Current Report on Form 8-K and the exhibits which are incorporated by reference herein.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits. The following exhibits are being filed as part of this report.

Exhibit
Number	Description
99(a)	Accommodation Agreement dated as of December 12, 2008

99(b)	Agreement between Delphi Corporation and General Motors Corporation dated as of December 12, 2008

99(c)	Partial Temporary Accelerated Payments Agreement between Delphi Corporation and General Motors Corporation dated as of December 12, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION
(Registrant)

Date: December 12, 2008

By: /s/ JOHN D. SHEEHAN
John D. Sheehan, Vice President and Chief Financial Officer